Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT dated as this 11th day of April, 2016, by and between Jishanye, Inc., a Delaware corporation with its principal office at 7F, No.247, Minsheng 1st Rd., Xinxing Dist., Kaohsiung City 800, Taiwan, Republic of China (the “Company”), and Mei- Chun Lin, (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company has engaged Executive as its chief financial officer and desires to continue to obtain the benefits of Executive’s knowledge, skill and ability in connection with managing the operations of the Company and to continue to employ Executive on the terms and conditions hereinafter set forth; and
WHEREAS, Executive desires to provide her services to the Company and to accept employment by the Company on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:
1.            Employment and Duties.
(a)            Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Executive as its Chief Financial Officer, and she shall have the duties and responsibilities associated with the chief executive officer of a public corporation.  The Executive shall report to the Company’s board of directors (the “Board”).  Executive shall also perform such other duties and responsibilities as may be determined by the Board, as long as such duties and responsibilities are consistent with those of the Chief Financial Officer.
(b)            The Executive shall serve as a director of the Company or any of its subsidiaries, if elected, and in such executive capacity or capacities with respect to any affiliate of the Company to which she may be elected or appointed, provided that such duties are consistent with those of the Company’s chief executive officer.  The Executive shall receive no additional compensation for services rendered pursuant to this Section 1(b).
(c)            Unless terminated earlier as provided for in Section 6 of this Agreement, this Agreement shall have an initial term (the “Initial Term”) of commencing on the date of this Agreement and expiring on April 30, 2019, and shall continue on a year-to-year basis unless terminated by either party on not less than 90 days’ written notice prior to the expiration of the Initial Term or any one-year extension.  The Initial Term and the one-year extension are collectively referred to as the “Term.”
2.            Executive’s Performance.  Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall devote substantially all of her business time to the performance of her duties under this Agreement, and shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company.
3.            Compensation and Other Benefits.
(a)            For her services to the Company during the Term, the Company shall pay the Executive an annual salary (“Salary”) at the rate of NTD50,000.00 per month.  The Executive’s Salary shall be reviewed at least annually by the Company’s compensation committee and may be increased (but not decreased) in the sole discretion of the compensation committee or the Board.  All Salary payments shall be payable in such installments as the Company regularly pays its executive officers, but not less frequently than semi‑monthly.  In the event that the Company does not have a compensation committee, all references in this Agreement to the compensation committee shall be deemed to refer to the Board without the participation or attendance by the Executive unless such participation is required in order that there be a quorum.

(b)            The Executive shall be entitled to such bonus, if any, as the compensation committee shall, in its sole discretion, shall determine.
(c)            The Executive shall also receive such other benefits as the Board may grant to its executive officers
4.    Reimbursement of Expenses.  The Company shall reimburse the Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out‑of‑pocket expenses reasonably incurred by Executive during the Term in connection with the performance of her services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.
5.    Termination of Employment.
(a)            This Agreement and Executive’s employment shall terminate immediately upon the death of the Executive.
(b)            This Agreement and Executive’s employment, may be terminated by the Executive or by the Company on not less than thirty (30) days’ written notice in the event of Executive’s Disability. The term “Disability” shall mean any illness, disability or incapacity of the Executive which prevents her from substantially performing her regular duties for a period of three (3) consecutive months or four (4) months, even though not consecutive, in any twelve (12) month period.
(c)            The Company may terminate this Agreement and the Executive’s employment for cause, in which event no further Salary or other benefits shall be payable to Executive subsequent to the date of termination. The term “Cause” shall mean:
(i)            repeated failure to perform material instructions from the Board, provided that such instructions are reasonable and consistent with Executive’s duties as set forth in Section 1 of this Agreement, which failure shall not have been cured within 30 days of her receipt of written notice setting forth in reasonable detail the nature of such failure;
(ii)            a breach of Sections 6, 7 or 8 of this Agreement;
(iii)            fraud, dishonesty, gross misconduct or other breach of trust whereby the Executive obtains personal gain or benefit at the expense of or to the detriment of the Company;
(iv)            a conviction of or plea of nolo contendere or similar plea by the Executive of any felony;
(v)            a conviction of or plea of nolo contendere or similar plea by of any other crime involving theft or misappropriation of property;
(d)            If the Executive disputes the basis for termination, the Executive shall have a reasonable opportunity to respond to the Board and to be represented before the Board by counsel.

(e)            The Executive may terminate this Agreement on 30 days’ written notice for Good Reason.  As used in this Agreement, the term “Good Reason” shall mean:
(i)            Any change in the duties to be performed by the Executive, without the consent of the Executive, which represent a diminution of the duties set forth in Section 1 of this Agreement or which are inconsistent with the duties set forth in said Section 1.
(ii)            Any change in the Executive’s title, without the consent of the Executive, such that the Executive is no longer the Company’s chief financial officer.
(iii)            Any termination by the Executive of this Agreement within twelve months following a change of control of the Company.  A change of control shall occur or be deemed to have occurred if (A) any “person” (as such term is used in section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% percent or more of the combined voting power of the Company’s then outstanding securities, or (B) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a least a majority thereof unless the election of each new director was nominated, ratified or approved by at least two‑thirds (2/3) of the directors then still in office who were either directors at the beginning of such period or who were elected or appointed with the approval or ratification of at least two‑thirds (2/3) of the directors who were directors at the beginning of such period, or (C) a sale by the Company of all or substantially all of its business and assets to an entity which is not affiliated with the Company or (D) the Board of Directors shall have determined that an event, other than as described in clauses (A), (B) or (C) of this Section 5(e)(iii), results in a change of control.  Notwithstanding the foregoing, an acquisition of Common Stock or securities convertible into or exchangeable for Common Stock if such acquisition was acquired directly from the Company shall not be deemed to be a change of control.
(iv)            Any material breach by the Company of the terms of this Agreement, which shall not have been cured within 30 days after notice from the Executive setting forth the nature of the breach.
(f)    In the event that either (x) the Company terminates Executive’s employment other than as provided in Sections 5(a), 5(b) and 5(c) of this Agreement or (y) the Executive terminates this agreement for Good Reason, the prohibitions of Section 7 of this Agreement shall terminate and the Company shall pay to Executive as severance payments
(i)            Accrued Salary, bonus, if any, and vacation pay through the date of termination.
(ii)            The Executive’s Salary as provided in this Agreement for the balance of the Term.
(iii)            Continued coverage for a period or twelve months following termination, at the Company’s expense, under medical benefit plans in effect during such period.
(g)    In the event that the Company terminates this Agreement pursuant to Sections 5(a), 5(b) or 5(c) or the Executive terminates this Agreement pursuant to Section 5(b) or terminates this Agreement other than for Good Reason, the Executive shall be entitled to all accrued salary, bonus, vacation pay and other benefits through the date of her termination of employment.

6.    Trade Secrets and Proprietary Information.
(a)    The Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, patents, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “confidential information” of the Company for the purposes of this Agreement. In consideration of her employment, the Executive agrees that she will not, during or after the Term, without the consent of the Board make any disclosure of confidential information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the term here of, except that nothing in this Agreement shall be construed to prohibit Executive from using or disclosing such information (a) if such disclosure is necessary in the normal course of the Company’s business in accordance with Company policies or instructions or authorization from the Board, (b) such information shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, (c) complying with legal process as provided in Section 6(b) of this Agreement, or (d) subsequent to the Term, if such information shall have either (i) been developed by Executive independent of any of the Company’s confidential or proprietary information or (ii) been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company.  For the purposes of Sections 6, 7 and 8 of this Agreement, the term “Company” shall include the Company, its parent, its subsidiaries and affiliates.
(b)    In the event that any confidential information is required to be produced by Executive pursuant to legal process, the Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event the Executive shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner, the Executive shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, the Executive shall make disclosure only to the extent that disclosure is required by the court order, and the Executive will exercise reasonable efforts, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.
(c)    The Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company all documents, papers, computer disks or other material in the Executive’s possession or under the Executive’s control which may contain or be derived from confidential information.  To the extent that any confidential information is on Executive’s hard drive or other storage media, she shall, upon the request of the Company, cause such information to be erased from her computer disks and all other storage media.
7.    Covenant Not To Solicit or Compete.
(a)            During the period from the date of this Agreement until one (1) year following the date on which Executive’s employment is terminated, subject to Section 5(f) of this Agreement, Executive will not, directly or indirectly:
(i)            Persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or during the twelve (12) months preceding the termination of her employment;

(ii)            solicit for herself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of her employment;
(iii)            persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company; or
(iv)            engage in any business in the Republic of China and any other country in which the Company conducts business at the date of the termination of the Executive’s employment, whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, unless, at the time of such termination or thereafter during the period that the Executive is bound by the provisions of this Section 7, the Company ceases to be engaged in such activity, provided, however, that nothing in this Section 7 shall be construed to prohibit the Executive from owning an interest of not more than five (5%) percent of any public company engaged in such activities.
(b)            The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of her employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court or arbitrator determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
8.    Ownership of Intellectual Property.
(a)            “Inventions” means all inventions, ideas, discoveries, developments, methods, data, information, improvements, original works, know-how, including, but not limited to, algorithms, technology, trade secrets, processes, codes and hardware (whether or not reduced to practice and whether or not protectable under the patent, copyright, trade secrecy or similar laws of the Republic of China or any applicable foreign country which:
(i)            relate to the Company’s business at the time of conception or reduction to practice or actual or demonstrably anticipated research or development of Company that were conceived, created or developed by the Executive (whether alone or with others, whether or not during working hours or on the Company’s premises or whether or not using material or property provided by the Company) during the Term or having conceived, created or developed prior to the Term while Executive was employed by the Company; and/or
(ii)            were conceived, created or developed by the Executive (whether alone or with others) during the Term, even if having possibly conceived, created or developed prior to the Term but completed while in the employ of the Company, or which result from any work performed by the Executive for Company.

(b)            All Inventions are, will be, and shall constitute “works-for-hire” and the exclusive property of the Company, and the Company may use and exploit them without restriction or additional compensation to the Executive.  The Executive shall promptly and fully disclose to the Company any and all Inventions.  The Executive shall maintain complete written records of all Inventions and of all work or investigations done or carried out by the Executive at all stages thereof, which records shall be the exclusive property of the Company and will be treated as confidential information for all purposes of this Agreement.
(c)            The Executive hereby irrevocably assigns and transfers to the Company, its successors, assigns or Affiliates, as the case may be, all of Executive’s right, title and interest in and to any Inventions without additional consideration therefor from the moment of their creation or inception, to be held and enjoyed by the Company, its successors, assigns or Affiliates, as the case may be, to the full extent of the term for which any intellectual property protection may be granted and as fully as the same would have been held by Executive had this Agreement, or such assignment or transfer not been made.   In addition to the foregoing assignments of Inventions to the Company, Executive hereby irrevocably assigns and transfers to the Company: (i) all worldwide patents, trademarks, copyrights, mask works, trade secrets, applications for the foregoing and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Inventions.  Executive hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any such Inventions, even after the termination of Executive’s employment.
(d)            “Moral Rights” means any right to claim authorship of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right.
(e)            Executive agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Inventions, all in the name of the Company, its successors, assigns  or Affiliates, as the case may be, and at the Company’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents and take such other actions as the Company, its successors, assigns or Affiliates, as the case may be, shall request in order to perfect, enforce and exploit the Company’s, its successors,’ assigns’ or Affiliates,’ as the case may be, right in the Inventions (including transfer of possession to the Company, its successors, assigns or Affiliates, as the case may be, of all Inventions embodied in tangible materials), including granting Company a non-revocable, royalty-free license in any pre-existing works.  Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as her agents and attorneys-in-fact to execute and file any and all applications and other necessary documents and to do all other lawfully permitted acts to further perfect the and enforce the Company’s, its successors,’ assigns’ or Affiliates,’ as the case may be, right in the Inventions and to further the prosecution, issuance or enforcement of patents, copyrights, trade secrets and similar protections related to the Inventions with the same legal force and effect as she had executed them herself.  The Executive shall receive no additional compensation for complying with Executive’s obligations under this Section 8.  The Executive agrees that to the extent this Agreement shall be construed in accordance with any laws that limit the assignability to the Company, its successors, assigns or Affiliates, as the case may be, of the Inventions, this Agreement shall be interpreted not to apply to any Invention which a court rules or the Company agrees is subject to such state limitation.
(f)            Any copyrightable work created by the Executive in connection with or during the performance of her employment duties, whether published or unpublished, shall be the property of the Company as author and owner of copyright in such work.

(g)            The Executive warrants and represents that there are no Inventions (whether patentable or not), patents, trade secrets, trademarks, trade names, copyrights, or other intellectual property owned by her prior to entering into employment with the Company hereunder, and that she has not executed and will not execute any document or instrument in conflict herewith.
(h)            An “Affiliate” of the Company shall mean any person or entity which controls, is controlled by or is under common control with the Company.
9.    Injunctive Relief. The Executive agrees that her violation or threatened violation of any of the provisions of Sections 6, 7 or 8 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, the Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting the Executive from any violation or threatened violation of such provisions and compelling the Executive to comply with such provisions. This Section 9 shall not affect or limit, and the injunctive relief provided in this Section 9 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by the Executive. Subject to Section 8(b) of this Agreement, the provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive any termination of this Agreement and the Executive’s employment.
10.    Indemnification. The Company shall provide Executive with payment of legal fees and indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation, By‑Laws, and the Delaware General Corporation Law.
11.    Representations and Warranties of the Parties.
(a)            The Executive represents, warrants, covenants and agrees that she has a right to enter into this Agreement, that she is not a party to any agreement or understanding, oral or written, which would prohibit performance of her obligations under this Agreement, and that she will not use in the performance of her obligations hereunder any proprietary information of any other party which she is legally prohibited from using.
(b)            The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.
12.    Miscellaneous.
(a)            Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier, email or similar means of communication (collectively “electronic communications”) if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 12(a), to the parties at their respective addresses set forth at the beginning of this Agreement or by electronic delivery to the telecopier or email set forth on the signature page of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or electronic communications number or address to which notice is to be sent.  If no telecopier number is provided for either party, notice to such party shall not be sent by telecopier.
(b)            This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the Republic of China.

(c)            If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 8 of this Agreement, so that it complies with applicable law.
(d)            This Agreement constitute the entire agreement of the Company and the Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(e)            Neither party hereto shall have the right to assign or transfer any of its or her rights hereunder except in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.
(f)            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.
(g)            The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.
(h)            No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.
[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
Telecopier and Email	Signature
JISHANYE, INC. By:/s/ Chun-Hao Chang Chun-Hao Chang, Chief Executive Officer
/s/ Mei-Chun Lin Mei-Chun Lin